Exhibit 4.2

                     UNITED NETWORK MARKETING SERVICES, INC.
                       CERTIFICATE OF dESIGNATION, POWERS,
                            PREFERENCES AND RIGHTS OF
                            SERIES B PREFERRED STOCK

         Pursuant to Section 151 of the Delaware General Corporation Law

         The undersigned, the President of United Network Marketing Services, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent on December 22, 2004:

         WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, to provide by resolution or resolutions for the issuance of 1,000,000 shares of Preferred Stock, par value $.001 per share, of the Corporation, in such series and with such designations and such powers, preferences, rights, qualifications, limitations and restrictions thereof as the Corporation's Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors;

         WHEREAS, the Corporation has authorized 865,000 shares of Series A Preferred Stock; and

         WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series.

         NOW, THEREFORE, BE IT RESOLVED:

         1. Designation and Authorized Shares. The Corporation shall be authorized to issue up to One Hundred Thirty-Five Thousand (135,000) shares of Series B Convertible Preferred Stock, par value $.001 per share (the "Series B Preferred Stock").

         2. Stated Value. Each share of Series B Preferred Stock shall have a stated value of Forty-Six Dollars and Eighty-Nine Point Thirty-Three Cents ($46.8933) (as adjusted for any stock dividends, combinations or splits with respect to such shares, the "Stated Value").

         3. Dividends.

              3.1 To the extent that the Series B Preferred Stock has not otherwise been redeemed by the Corporation, cancelled or converted into the Corporation's $.001 par value common stock (the "Common Stock"), the Corporation shall pay to the holders of the Series B Preferred Stock dividends equal to Ten Percent (10%) of the Stated Value per annum (the "Dividend Rate"). Dividends shall be paid quarterly on January 1, April 1, July 1 and October 1, beginning April 1, 2005. Dividends shall be calculated on the basis of a 360-day year and shall accrue daily commencing the date that the Series B Preferred Stock is issued and outstanding.



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              3.2 All accrued and unpaid dividends to be paid hereunder shall entail a late fee equal to 18% of such accrued and unpaid dividend per annum (the "Late Fee"). The Late Fee shall accrue daily, from the date such dividend is due hereunder through and including the date of payment.

              3.3 In the event that the Series B Preferred Stock has not been redeemed by the Corporation, cancelled or converted into Common Stock prior to 180 days from the date that the Series B Preferred Stock is sold by the Corporation, the Dividend Rate shall increase to Twenty Percent (20%) of the Stated Value per annum.

         4. Liquidation.

              4.1 Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series B Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) the Stated Value, as such Stated Value is reduced by any payments made to such holder by the Corporation pursuant to Section 3 above (as adjusted for any stock splits, stock combinations, reclassifications, stock dividends, and distributions, as further defined in
Section 6.2.1 herein). All preferential amounts to be paid to the holders of Series B Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of (i) the Series A Preferred Stock; (ii) any other class or series of capital stock whose terms expressly provide that the holders of Series B Preferred Stock should receive preferential payment with respect to such distribution (to the extent of such preference); and (iii) the Common Stock. If in any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series B Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series B Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

              4.2 Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation. The Corporation shall, upon receipt of such determination of fair market value, give prompt written notice of the determination to each holder of shares of Series B Preferred Stock.

         5. Voting. Except as otherwise expressly required by law, each holder of Series B Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series B Preferred Stock could be converted, pursuant to the provisions of Section 6, hereof, at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided in Section 9 herein or as required by law, the holders of shares of Series B Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

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         6. Conversion.

              6.1 Mandatory Conversion. Immediately after the Corporation amends its Certificate of Incorporation to authorize the issuance of a sufficient number of shares of Common Stock so that all shares of Preferred Stock may be converted into Common Stock (the "Conversion Date"), each share of Preferred Stock shall automatically convert into a number of fully paid and nonassessable shares of Common Stock equal to the Stated Value divided by .2931, subject to the adjustments set forth in Section 6.2 below (the "Conversion Price"). Immediately after the Conversion Date, the Corporation shall cancel the Series B Preferred Stock.

              6.2 Certain Adjustments.

              6.2.1 In the event that the Corporation shall at any time prior to a conversion either (a) subdivide the outstanding Common Stock into a greater number of shares, (b) change the outstanding Common Stock into a smaller number of shares, (c) change the outstanding Common Stock into the same or a given number of shares of any other class or classes of shares, (d) declare on or in respect of the Common Stock a dividend payable in shares or other securities of the Corporation, or (e) offer to the holders of Common Stock any rights to subscribe for shares or for other securities of the Corporation, then the then applicable Conversion Price shall be adjusted such that the holders of the Series B Preferred Stock shall be entitled, as the case may be, to receive the same number of shares of Common Stock or shares of any other class or classes of shares or other securities of the Corporation, or shall be entitled to subscribe for and purchase at the same price that the shares or securities are offered to holders of Common Stock, the number of such shares or the amount of such securities as will represent the same proportion of the outstanding Common Stock prior to such increase or decrease as they would have been entitled to receive or subscribe for, as the case may be, had they been holders of the number of shares of Common Stock into which their Series B Preferred Stock were convertible on the record date for any such subdivision, combination, reclassification, dividend or subscription.

              6.2.2 Other than an Exempt Issuance (as defined in Section 6.2.3 below), if the Corporation or any subsidiary thereof, as applicable, at any time while the Series B Preferred Stock is outstanding, shall issue any Common Stock or any securities of the Corporation or any subsidiary thereof which would entitle the security holder thereof to acquire at any time Common Stock ("Common Stock Equivalents") for a per share or conversion or exercise price per share which is less than the Conversion Price, then, and thereafter successively upon each such issue, the Conversion Price shall be reduced to such other lower per share price.

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              6.2.3 For purposes of this Section 6, an "Exempt Issuance" means the issuance of (a) shares of Common Stock or options to officers, directors, employees or consultants of the Corporation pursuant to any stock or option plan duly adopted by a majority of the members of the Board of Directors of the Corporation or a majority of the members of a committee of directors established for such purpose, (b) securities upon the conversion of any shares of Series B Preferred Stock, (c) securities upon the conversion of any convertible securities, options or warrants issued and outstanding before the issuance of any shares of Series B Preferred Stock, and (d) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a person or entity which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation and in which the Corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

              6.2.4 All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares of Common Stock owned or held by or for the account of the Corporation, and the description of any such shares of Common Stock shall be considered on issue or sale of Common Stock. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

              6.2.5 Whenever the Conversion Price is adjusted pursuant to this
Section 6, the Corporation shall promptly mail to each holder of the Series B Preferred Stock a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. If the Corporation issues a variable rate security, the Corporation shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised.

              6.3 Fractional Interests. Upon a conversion hereunder the Corporation shall not be required to issue fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share. If the Corporation elects not, or is unable, to make such a cash payment, the holder of the Series B Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

         7. Redemption. At the option of the Corporation, at any time after March 31, 2005, the Corporation may redeem the Series B Preferred Stock at a purchase price equal to the Stated Value, plus all accrued, but unpaid dividends. The Corporation shall give the holders of the Series B Preferred Stock at least ten (10) days prior written notice of its intention to redeem the Series B Preferred Stock.

         8. Other Provisions.

              8.1 Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Series B Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of the Series B Preferred

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Stock, not less than such number of shares of Common Stock as shall be issuable
(taking into account the adjustments and restrictions of Section 6) upon the conversion of the Series B Preferred Stock (the "Required Minimum"). Notwithstanding the foregoing, if, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than the Required Minimum on such date, then the Board of Directors of the Corporation shall use commercially reasonable efforts to amend the Corporation's certificate of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the number of shares of Common Stock that are issuable (taking into account the adjustments and restrictions of Section 6) upon the full conversion of the Series B Preferred Stock at such time, as soon as possible and in any event not later than the 75th day after such date.

              8.2 Transfer Taxes. The issuance of certificates for shares of Common Stock on conversion of the Series B Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corportion shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such Series B Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

              8.3 Notice of Certain Events. If, at any time, the Corporation shall:

              8.3.1 Declare any dividend or other distribution upon its Common Stock;

              8.3.2 Other than as described in Section 6.1: propose any voluntary dissolution or liquidation or if any involuntary dissolution or liquidation of the Corporation shall be effected; or propose any split, combination, or reclassification, or any dividend or distribution on its Common Stock, or propose to issue or sell shares of its Common Stock, or issue or sell rights to purchase or subscribe for capital stock or securities convertible into or exchangeable for Common that would trigger an adjustment pursuant to Section 6 hereof; then, and in each such case;

the Corporation shall cause to be given to the holders of the Series B Preferred Stock, at least ten (10) business days prior to the date specified in clause (x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a vote of the Corporation's Board of Directors is to be taken for the purpose of such split, combination, reclassification, dividend or distribution, or (y) such dissolution, liquidation, issuance or sale is to take place and the date, if any is to be fixed, as of which the holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such event. Such mailing shall be a condition precedent to the taking of the action proposed to be taken by the Corporation.


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              8.4 Cancellation of Shares of Series B Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Corporation for any reason shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of Series B Preferred Stock which the Corporation shall be authorized to issue.

              8.5 Record Holders. The Corporation and its transfer agent, if any, for the Series B Preferred Stock may deem and treat the record holder of any shares of Series B Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

         9. Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series B Preferred Stock (as adjusted pursuant to Section 6.3 herein) remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series B Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series B Preferred Stock, including without limitation:


              (a) Reduce the amount payable to the holders of Series B Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Series B Preferred Stock to the rights upon liquidation of the holders of any other capital stock in the Corporation; or

              (b) Cancel or modify adversely and materially the voting rights as provided in Section 5 herein or the conversion rights of the holders of Series B Preferred Stock provided for in Section 6 herein.



                            [signature page follows]

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         IN WITNESS WHEREOF, the undersigned has executed this Certificate of
Designation, Powers, Preferences and Rights of Series B Preferred Stock this 22nd day of December 2004.

                                        UNITED NETWORK MARKETING SERVICES, INC.


                                        By: /s/ Kenneth Levy
                                            ----------------------------
                                            Name: Kenneth Levy
                                            Title: President


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